EXHIBIT 2.1

Execution Copy

_______________________________________________________________________

MEMBERSHIP INTEREST PURCHASE AGREEMENT

Dated as of August 31, 2006

by and between

General Electric Company

and

EMCORE Corporation
_______________________________________________________________________

TABLE OF CONTENTS

ARTICLE I DEFINITIONS

Section 1.1 Defined Terms

Section 1.2 Construction

Section 1.3 Schedules and Exhibits

ARTICLE II SALE OF MEMBERSHIP INTEREST

Section 2.1 Sale of the Seller Membership Interest

Section 2.2 Purchase Price

Section 2.3 The Closing

Section 2.4 Closing Deliveries.

ARTICLE III REPRESENTATIONS OF SELLER

Section 3.1 Organization, Existence and Good Standing

Section 3.2 Authority and Enforceability

Section 3.3 Ownership and Title of Seller Membership Interest

Section 3.4 No Violations; Consents and Approvals.

Section 3.5 Litigation.

Section 3.6 Intellectual Property.

Section 3.7 Brokers' and Finders' Fees and Certain Other Payments

ARTICLE IV REPRESENTATIONS OF PURCHASER

Section 4.1 Organization, Good Standing and Power

Section 4.2 Authority and Enforceability

Section 4.3 No Violations; Consents and Approvals.

Section 4.4 Brokers' and Finders' Fees

Section 4.5 Litigation

Section 4.6 Investment Intention

Section 4.7 Investigation

ARTICLE V COVENANTS AND AGREEMENTS OF PURCHASER AND SELLER

Section 5.1 Confidentiality

Section 5.2 Public Announcements/Confidentiality

Section 5.3 No Implied Representations or Warranties

Section 5.4 Non-Solicitation.

Section 5.5 Non-Competition.

Section 5.6 Tax Matters.

Section 5.7 Intellectual Property

Section 5.8 Company-Owned Equipment.

Section 5.9 Transition Services.

Section 5.10 Retention of and Access to Records.

Section 5.11 Further Assurances.

Section 5.12 Waiver of Restrictions.

ARTICLE VI SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

Section 6.1 Survival of Representations.

Section 6.2 Seller Indemnification.

Section 6.3 Purchaser Indemnification.

Section 6.4 Exclusive Remedy

Section 6.5 Limitation on Losses.

Section 6.6 Third Party Claims

ARTICLE VII MISCELLANEOUS

Section 7.1 Expenses

Section 7.2 Governing Law

Section 7.3 Jurisdiction; Agents for Service of Process

Section 7.4 Table of Contents; Captions

Section 7.5 Notices

Section 7.6 Assignment; Parties in Interest

Section 7.7 Counterparts

Section 7.8 Entire Agreement

Section 7.9 Amendments

Section 7.10 Severability

Section 7.11 Third Party Beneficiaries

Section 7.12 Waiver of Jury Trial

Section 7.13 Interpretation

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EXHIBITS

Exhibit A - Form of Assignment

Exhibit B - Form of Patent and Patent Application Assignment

Exhibit C - Form of Reciprocal License Agreement

Exhibit D - Form of Mutual Waiver and Release

Exhibit E - Form of Seller's Officer's Certificate

Exhibit F - Form of Certificate of the Secretary of Seller

Exhibit G - Form of Purchaser's Officer's Certificate

Exhibit H - Form of Certificate of Attesting Secretary of Purchaser

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this "Agreement") dated as of August 31, 2006, is made and entered into by and between General Electric Company, a New York corporation, acting through the GE Lighting operations of its Consumer & Industrial division and having offices at 1975 Noble Road, Cleveland, OH 44112 ("Purchaser"), and EMCORE Corporation, a New Jersey corporation ("Seller"), having offices at 145 Belmont Drive, Somerset, New Jersey 08873, each of Purchaser and Seller being the owner of a membership interest in GELcore, LLC, a Delaware limited liability company (the "Company"). Seller and Purchaser are sometimes referred to herein individually, as a "Party" and together, as the "Parties".

W I T N E S S E T H:

WHEREAS, Seller and Purchaser have formed the Company pursuant to a certain Transaction Agreement, dated January 20, 1999, as amended as of January 20, 1999 and as of December 13, 2001 (the "Transaction Agreement");

WHEREAS, Seller owns a 49% membership interest (the "Seller Membership Interest") in the Company and Purchaser owns the remaining 51% membership interest in the Company; and

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the Seller Membership Interest pursuant to the terms, and subject to the conditions, set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, obligations and agreements set forth below, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1  Defined Terms

. When used in this Agreement, the following terms shall have the respective meanings specified below.

"Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, control (including, with correlative meanings, the terms controlled by and under common control with), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

"Agreement" has the meaning set forth in the Preamble.

"Business Day" shall mean any day on which banks located in New York, New York shall be open for business whether or not authorized or required by Law to be so open for business.

"Closing" has the meaning set forth in Section 2.3.

"Closing Date" has the meaning set forth in Section 2.3.

"Code" shall mean the United States Internal Revenue Code of 1986, as amended.

"Company" has the meaning set forth in the Preamble.

“Company-Owned Equipment” has the meaning set forth in Section 2.4(a)(iii).

"Confidentiality Agreement" shall mean the confidentiality agreement by and among Purchaser, Seller and the Company, dated as of May 26, 1999.

"Contract" has the meaning set forth in Section 3.4(a).

"Damages" has the meaning set forth in Section 6.2(a).

"Emcore Intellectual Property" means for the purposes of this Agreement the Intellectual Property listed on Schedule 3.6(a).

"GAAP" shall mean generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Company's Financial Statements were prepared.

"GELcore Intellectual Property" has the meaning assigned to such term in the Intellectual Property License Agreement as defined below.

"Governmental or Regulatory Authority" shall mean any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

"Guaranty" shall mean the Guaranty signed by Seller dated as of February 28, 2006 pursuant to which Seller has guaranteed 49% of the aggregate obligations and indebtedness of the Company under an intercompany revolving loan agreement.

“Illumination Field” shall, for purposes of this Agreement, mean the provision of light of any wavelength using one or more light sources of any type or nature to brighten, illuminate and/or enhance the visibility of an object, structure, device, area or space. For the avoidance of doubt, device backlighting is included in the Illumination Field.

"Indemnified Party" has the meaning set forth in Section 6.6.

"Indemnifying Party" has the meaning set forth in Section 6.6.

"Intellectual Property" has the meaning assigned to such term in the Intellectual Property License Agreement as defined below.

"Intellectual Property License Agreement" shall mean the Intellectual Property License Agreement among Purchaser, acting through GE Lighting, Seller and the Company, dated as of January 20, 1999, as amended as of January 20, 1999.

"Knowledge" shall mean, (a) with respect to Seller, actual knowledge after reasonable inquiry of the representatives of Seller set forth on Schedule 1.1(a), (b) with respect to Purchaser, actual knowledge after reasonable inquiry of the representatives of Purchaser set forth on Schedule 1.1(b), and (c) with respect to the Company, actual knowledge after reasonable inquiry of the representatives of the Company set forth on Schedule 1.1(c). .

"Law" shall mean any statute, law, ordinance, rule or regulation of any Governmental or Regulatory Authority.

“LED” shall mean a light emitting diode.

“LED Products” shall mean products in the LED development cycle beyond packaged ready devices.

"Lien" or "Liens" shall mean liens, security interests, options, rights of first refusal, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on the use of real property, encroachments, security agreements, or any other encumbrances and other restrictions or limitations on use of real or personal property or irregularities in title thereto.

"LLC Agreement" shall mean the Limited Liability Company Agreement of the Company, by and between Purchaser and Seller, dated May 26, 1999.

"Order" shall mean any judgment, order, injunction, decree, writ, permit or license of any Governmental or Regulatory Authority or any arbitrator.

"Party" and "Parties" have the meanings set forth in the Preamble.

"Permits" shall mean all licenses, permits, authorizations, consents, approvals, orders, filings or registrations required by applicable law to be made with or obtained from any Governmental or Regulatory Authority.

"Permitted Liens" shall mean (a) statutory Liens for current taxes or assessments not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings and as to which adequate reserves in accordance with GAAP have been established on the Company's books; and (b) mechanics', carriers', workers' repairmen's and other similar Liens arising or incurred in the ordinary course of business with respect to charges not yet due or payable.

"Person" shall mean an individual, a partnership, a joint venture, a corporation, a limited liability company, a limited liability partnership, a trust, an incorporated organization, a Governmental or Regulatory Authority or any other entity or organization.

"Purchase Price" has the meaning set forth in Section 2.2.

"Purchaser" has the meaning set forth in the Preamble.

"Purchaser Disclosure Schedule" has the meaning set forth in the introductory paragraph to Article IV.

"Purchaser Indemnitee" has the meaning set forth in Section 6.2(a).

"Purchaser Material Adverse Effect" shall mean any change, event or occurrence that materially impairs Purchaser's ability to consummate the transactions contemplated hereby.

"Representatives" shall mean the Affiliates, directors, officers, employees and representatives of a Person.

"Securities Act" has the meaning set forth in Section 4.6.

"Seller" has the meaning set forth in the Preamble.

"Seller Disclosure Schedule" has the meaning set forth in the introductory paragraph to Article III.

"Seller Indemnitee" has the meaning set forth in Section 6.3.

"Seller Material Adverse Effect" shall mean any change, event or occurrence that materially impairs Seller's ability to consummate the transactions contemplated hereby.

"Seller Membership Interest" has the meaning set forth in the Recitals.

"Tax(es)" shall mean any tax or similar governmental charge, impost or levy (including, without limitation, income taxes, franchise taxes, transfer taxes or fees, sales taxes, use taxes, gross receipts taxes, value added taxes, employment taxes, excise taxes, ad valorem taxes, property taxes, withholding taxes, payroll taxes, minimum taxes or windfall profit taxes) together with any related penalties, fines, additions to tax or interest imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof.

"Tax Return(s)" shall mean any return (including any information return), report, statement, schedule, notice, form, estimate, or declaration of estimated tax required to be filed with any Governmental or Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax.

"Transaction Agreement" has the meaning set forth in the Recitals.

"Transaction Documents" shall mean, collectively, the (a) LLC Agreement, (b) Transaction Agreement, and (c) the other Ancillary Agreements (as defined in the Transaction Agreement) and any annexes, attachments or exhibits to the foregoing.

“Visible LED Field” shall mean the field of use of LEDs emitting wavelengths between 350 and 750 nanometers.

Section 1.2  Construction

. In this Agreement, unless the context otherwise requires:

(a)  any reference to writing or comparable expressions includes a reference to facsimile transmission, e-mail or comparable means of communication;

(b)  words expressed in the singular form shall include the plural and vice versa, words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(c)  reference to day or days are to calendar days;

(d)  when a reference is made to a section, article, paragraph, exhibit or schedule, such reference shall be to a section, article, paragraph, exhibit or schedule of this Agreement unless clearly indicated to the contrary;

(e)  whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation";

(f)  the words "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and

(g)  a reference to any Party to this Agreement or any other agreement or document shall include such Party's predecessors, successors and permitted assigns.

Section 1.3  Schedules and Exhibits

. The Schedules and Exhibits to this Agreement are incorporated into and form an integral part of this Agreement.

ARTICLE II

SALE OF MEMBERSHIP INTEREST

Section 2.1  Sale of the Seller Membership Interest

. Upon the terms, and subject to the conditions, set forth in this Agreement, Seller agrees to sell, assign, transfer and deliver to Purchaser on the Closing Date, and Purchaser agrees to purchase from Seller on the Closing Date, all of Seller's right, title and interest in the Seller Membership Interest.

Section 2.2  Purchase Price

. In full consideration for the sale by Seller of the Seller Membership Interest, Purchaser shall pay to Seller at the Closing One Hundred Million Dollars ($100,000,000) (the "Purchase Price") in cash by wire transfer of immediately available funds to an account or accounts designated in writing by Seller, such designation to be made at least two Business Days prior to the Closing Date.

Section 2.3  The Closing

. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, on the date of execution of this Agreement at 9:00 a.m., New York time, or at such other time as the Parties may agree (the "Closing Date").

Section 2.4  Closing Deliveries.

(a)  Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser (unless previously delivered), the following:

(i)  an assignment in the form of Exhibit A, duly executed by Seller, pursuant to which Seller shall assign to Purchaser, free and clear of all Liens, the Seller Membership Interest;

(ii)  an assignment in the form of Exhibit B, duly executed by Seller, pursuant to which Seller shall assign to the Company certain patents and patent applications;

(iii)  the Reciprocal License Agreement in the form of Exhibit C, duly executed by Seller;

(iv)  a mutual waiver and release by and between Seller and Purchaser with respect to the Transaction Documents and the Guaranty in the form of Exhibit D hereto, duly executed by Seller;

(v)  a list of all Company-owned equipment located at Seller’s facility (the “Company-Owned Equipment”);

(vi)  a certificate of Seller in the form of Exhibit E hereto, duly executed by an executive officer of Seller, certifying that (A) Seller has performed in all material respects its obligations under this Agreement required to be performed by Seller on or prior to the Closing, and (B) the representations and warranties of Seller contained in this Agreement are true and correct in all material respects as of the Closing;

(vii)  a duly executed affidavit in a form reasonably acceptable to Purchaser for purposes of satisfying Purchaser's obligations under Treas. Reg. § 1.1445-2(b);

(viii)  a certificate of the secretary of Seller in the form of Exhibit --F, certifying copies of the resolutions of Seller, duly adopted by its board of directors authorizing the execution of this Agreement and the transactions contemplated hereby; and

(ix)  such other documents, agreements, instruments, writings and certificates as Purchaser may reasonably request from Seller to effect the transactions contemplated by this Agreement.

(b)  Deliveries by Purchaser to Seller. At the Closing, Purchaser shall deliver or cause to be delivered to Seller (unless previously delivered), the following:

(i)  the Purchase Price in the manner set forth in Section 2.2 above;

(ii)  a certificate of Purchaser in the form of Exhibit G hereto, duly executed by an executive officer of Purchaser, certifying that (A) Purchaser has performed in all material respects its obligations under this Agreement required to be performed by Purchaser on or prior to the Closing and (B) the representations and warranties of Purchaser contained in this Agreement are true and correct in all material respects as of the Closing;

(iii)  a certificate of Attesting Secretary of Purchaser in the form of Exhibit H, certifying copies of the resolutions of Purchaser, duly adopted by its board of directors authorizing the execution of this Agreement and the transactions contemplated hereby;

(iv)  the assignment referred to in Section 2.4(a)(i), duly acknowledged by Purchaser;

(v)  the mutual waiver and release referred to in Section 2.4(a)(iv), duly executed by Purchaser; and

(vi)  such other documents, agreements, instruments, writings and certificates as Seller may reasonably request to effect the transactions contemplated by this Agreement.

(c)  Deliveries by the Company. At the Closing, the Company shall deliver to Purchaser (unless previously delivered), the following:

(i)  the assignment referred to in Section 2.4(a)(ii), duly executed by the Company; and

(ii)  the Reciprocal License Agreement in the form of Exhibit C, duly executed by the Company.

ARTICLE III

REPRESENTATIONS OF SELLER

Except as disclosed in the written disclosure schedule set forth as Schedule III, delivered by Seller to Purchaser at or prior to Closing (the "Seller Disclosure Schedule"), Seller represents and warrants to Purchaser as follows:

Section 3.1  Organization, Existence and Good Standing

. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey. Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by Seller, or the nature of the business conducted by Seller makes such qualification necessary, except in any such jurisdictions where the failure to be duly qualified or licensed and in good standing does not have or would not reasonably be expected to have a Seller Material Adverse Effect.

Section 3.2  Authority and Enforceability

. Seller has the corporate power and authority to execute and deliver this Agreement and the other instruments and agreements to be executed and delivered by Seller as contemplated hereby, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and all other instruments and agreements to be executed and delivered by Seller as contemplated hereby, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Seller's board of directors, and no other corporate action on the part of Seller is necessary to authorize the execution, delivery and performance of this Agreement and such other instruments and agreements by Seller and the consummation of the transactions contemplated hereby and thereby. This Agreement and all other agreements to be executed and delivered by Seller as contemplated hereby, when delivered in accordance with the terms hereof, assuming the due execution and delivery of this Agreement and each such other document by the other parties hereto and thereto, shall have been duly executed and delivered by Seller and shall be valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally and to general equitable principles.

Section 3.3  Ownership and Title of Seller Membership Interest

. Seller is the lawful owner, beneficially and of record, of the Seller Membership Interest acquired pursuant to the Transaction Agreement, free and clear of all Liens, except for any restrictions on transfer set forth in the Transaction Agreement or the LLC Agreement (with the Parties hereto acknowledging that this Agreement is not a restricted transfer under the Transaction Agreement or the LLC Agreement). Seller has not transferred, sold or assigned any portion of its interest in, or right to, the Seller Membership Interest. The sale, assignment and delivery to Purchaser of the Seller Membership Interest pursuant to this Agreement at the Closing will transfer to Purchaser good and valid title to the Seller Membership Interest, free and clear of all Liens, except for any restrictions on transfer set forth in the Transaction Agreement or the LLC Agreement (with the Parties hereto acknowledging that this Agreement is not such a restriction on transfer).

Section 3.4  No Violations; Consents and Approvals.

(a)  The execution and delivery of this Agreement, the other instruments and agreements to be executed and delivered by Seller as contemplated hereby and the consummation by Seller of the transactions contemplated hereby and thereby will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under (except for any restrictions on transfer set forth in the Transaction Agreement or LLC Agreement), or give rise to any right of termination, cancellation, payment or acceleration under, or result in the creation of any Lien (except for any restrictions on transfer set forth in the Transaction Agreement or LLC Agreement) on the Seller Membership Interest under (1) any provision of the certificate of incorporation or by-laws of Seller; (2) any Law or Order applicable to Seller or by which any of the properties or assets of the Seller may be bound; (3) any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, license, permit, agreement, understanding, arrangement, contract, commitment, lease, franchise agreement or other instrument or obligation (whether oral or written) (each, including all amendments thereto, a "Contract") to which Seller is a party, or by which either Seller or any of the properties or assets of Seller is bound; except in the case of clauses (2) and (3) above, for such violations, breaches, conflicts or defaults which do not have or would not reasonably be expected to have a Seller Material Adverse Effect.

(b)  No consent, approval, or authorization of, or declaration, filing or registration with, any Governmental or Regulatory Authority or, to the Knowledge of Seller, any other Person will be required to be made or obtained by Seller in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, except for such consents, approvals, authorizations, declarations, filings and registrations the absence of which, individually or in the aggregate, do not have or would not reasonably be expected to have a Seller Material Adverse Effect.

Section 3.5  Litigation. There is no claim, action, suit, judicial or administrative proceeding, arbitration or, to the Knowledge of Seller, investigation pending nor, to the Knowledge of Seller, is any of the foregoing threatened against Seller or any of its Affiliates that seeks to restrain, prohibit or otherwise enjoin this Agreement or the consummation of the transactions contemplated hereby.

Section 3.6  Intellectual Property.

(a)  Set forth on Schedule 3.6(a) of the Seller Disclosure Schedule, under separate headings, is a true and complete list of all Emcore Intellectual Property that is directed to the manufacture of LED die and LED Products of which Emcore is the owner and which has been licensed to the Company pursuant to the Intellectual Property License Agreement. Also set forth on Schedule 3.6(a) of the Seller Disclosure Schedule is a list of licensees of the EMCORE Intellectual Property. After the Closing, the Company will have the right to use the Emcore Intellectual Property set forth on Schedule 3.6(a) in accordance with the Reciprocal License Agreement.

(b) Seller has complied with the Intellectual Property License Agreement in all material respects. Without limiting the foregoing, Seller has duly assigned to the Company all Intellectual Property required to be assigned pursuant to the Intellectual Property License Agreement.

(c) Except as set forth on Schedule 3.6(c), to the Knowledge of Seller, none of the Emcore Intellectual Property infringes or is alleged to infringe any Intellectual Property of any Person, nor, to Seller’s Knowledge, is any Person infringing any of the Emcore Intellectual Property. There is no pending or, to the Knowledge of Seller, threatened litigation, adversarial proceeding, administrative action or other challenge or claim relating to any Emcore Intellectual Property; and there is no outstanding order relating to any Emcore Intellectual Property. Notwithstanding anything contained herein to the contrary, Seller shall have no liability to Purchaser or the Company for, based on or arising out of any infringement or claims of infringement of which Purchaser or the Company has Knowledge.

Section 3.7  Brokers' and Finders' Fees and Certain Other Payments

. Except as provided for in Section 3.7 of the Seller Disclosure Schedule, Seller has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

ARTICLE IV

REPRESENTATIONS OF PURCHASER

Except as disclosed in the written disclosure schedule as set forth in Schedule IV, delivered by Purchaser to Seller at or prior to Closing (the "Purchaser Disclosure Schedule"), Purchaser represents and warrants to Seller as follows:

Section 4.1  Organization, Good Standing and Power

. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York. Purchaser has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing does not have or would not reasonably be expected to have a Purchaser Material Adverse Effect. Purchaser is not in violation of any of the provisions of its certificate of incorporation or by-laws or equivalent organizational documents, each as amended to date.

Section 4.2  Authority and Enforceability

. Purchaser has the corporate power and authority to execute and deliver this Agreement and the other instruments and agreements to be executed and delivered by Purchaser as contemplated hereby, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and all other instruments and agreements to be executed and delivered by Purchaser as contemplated hereby, and the consummation of the transactions contemplated hereby and thereby have been duly authorized or delegated to Purchaser’s designated officer by Purchaser's board of directors and no other corporate action on the part of Purchaser is necessary to authorize the execution, delivery and performance of this Agreement and such other instruments and agreements by Purchaser and the consummation of the transactions contemplated hereby and thereby. This Agreement and all other agreements to be executed and delivered by Purchaser as contemplated hereby, when delivered in accordance with the terms hereof, assuming the due execution and delivery of this Agreement and each such other document by the other parties hereto and thereto, shall have been duly executed and delivered by Purchaser and shall be valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally and to general equitable principles.

Section 4.3  No Violations; Consents and Approvals.

(a)  The execution and delivery of this Agreement, the other instruments and agreements to be executed and delivered by Purchaser as contemplated hereby and the consummation by Purchaser of the transactions contemplated hereby and thereby will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien on any of the properties or assets of Purchaser or any of its Subsidiaries under: (1) any provision of the certificate of incorporation or by-laws of Purchaser; (2) any Law or Order applicable to Purchaser, or by which any of its properties or assets may be bound; (3) any of the terms, conditions or provisions of any Contract to which Purchaser is a party, or by which it or any of its properties or assets is bound; except in the case of clauses (2) and (3) above, for such violations, filings, permits, consents, approvals, notices, breaches or conflicts which do not have or would not reasonably be expected to have a Purchaser Material Adverse Effect.

(b)  No consent, approval, or authorization of, or declaration, filing or registration with, any Governmental Authority will be required to be made or obtained by Purchaser in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.4  Brokers' and Finders' Fees

. Purchaser has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 4.5  Litigation

. There is no claim, action, suit, judicial or administrative proceeding, arbitration or, to the Knowledge of Purchaser, investigation pending nor, to the Knowledge of Purchaser, is any of the foregoing threatened against Purchaser or any of its Subsidiaries that seeks to restrain, prohibit or otherwise enjoin this Agreement or the consummation of the transactions contemplated hereby.

Section 4.6  Investment Intention

. Purchaser is acquiring the Seller Membership Interest for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(a)(11) of the United States Securities Act of 1933, as amended (the "Securities Act")) thereof in a manner not permitted by the Securities Act. Purchaser understands that the Seller Membership Interest has not been registered under the Securities Act and, if and to the extent the Securities Act applies, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available and pursuant to registration or qualification (or exemption therefrom) under applicable state securities Laws. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Seller Membership Interest.

Section 4.7  Investigation

. Purchaser acknowledges that, except for the matters that are expressly covered by the provisions of this Agreement, Purchaser is relying on its own knowledge, investigation and analysis in entering into the transactions contemplated hereby. Purchaser is knowledgeable about the industries in which the Company operates and is capable of evaluating the merits and risks of its purchase of the Seller Membership Interest as contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time. Purchaser has at all times had full access to the books and records, facilities and personnel of the Company for purposes of conducting a due diligence investigation of the Company and has conducted a full due diligence investigation of the Company.

ARTICLE V

COVENANTS AND AGREEMENTS OF PURCHASER AND SELLER

Section 5.1  Confidentiality

. The confidentiality of all documents and information furnished in connection with the transactions contemplated by this Agreement shall be governed by the terms of the Confidentiality Agreement. Without limiting the terms of the Confidentiality Agreement, except for disclosures required to obtain any consent or approval of any Person or other disclosures approved by the other Party hereto, none of Seller, the Company or Purchaser shall disclose the terms of this Agreement or the terms of any of the transactions contemplated hereby to any other Person, other than to the directors, officers, employers, agents, attorneys, consultants or Representatives of such Person who need to know such information to assist such Person in complying with its obligations under this Agreement. Notwithstanding the foregoing, this Section 5.1 shall not prohibit any such Person from making any disclosure which is (i) required to avoid a violation of applicable Law by such Party or (ii) required by rule or regulation of any securities exchange or market on which the securities of any Party or its Affiliates are listed or quoted, and in each such case the Party required to make such disclosure shall do so only to the limited extent necessary to comply with such Law, regulation, rule or obligation and shall, to the extent practicable, give advance notice thereof to the other Party hereto and an opportunity to comment on any such disclosure and oppose the need therefor.

Section 5.2  Public Announcements/Confidentiality

. Except as required by Law or by rule or regulation of any securities exchange or market on which such Party's securities are listed or quoted, the timing and content of announcements concerning this Agreement or the transactions contemplated hereby will be by mutual agreement. Purchaser acknowledges that Seller will be required to file this Agreement with, and disclose the material terms of this Agreement in, one or more filings with the Securities and Exchange Commission.

Section 5.3  No Implied Representations or Warranties

. Purchaser hereby acknowledges and agrees that Seller is not making any representation or warranty whatsoever, express or implied, except those representations and warranties of Seller explicitly set forth in this Agreement. Without limiting the generality of the foregoing, Seller makes no representation or warranty to Purchaser, express or implied, with respect to the Company or the Transaction Documents.

Section 5.4  Non-Solicitation.

(a)  Seller agrees that, for a period of two (2) years from and after the Closing Date, Seller will not, and will not permit any of its Affiliates to, directly or indirectly, hire or solicit for hire any then current employee or independent contractor of the Company or Purchaser’s Global Research Center; provided, that nothing herein shall prevent general solicitations through advertising or similar means that are not specifically directed at such employees or independent contractors; and provided, further, that the foregoing restrictions shall not apply with respect to the hiring or solicitation for hire of any employee or independent contractor of the Company following ninety (90) days after termination (for any reason) of such employee's or independent contractor's employment or contractual relationship with the Company.

(b)  This covenant shall survive the Closing and continue in effect for the period of time provided in this Section 5.4.

Section 5.5  Non-Competition.

(a)  Seller agrees that, for a period of three (3) years from and after the Closing Date, Seller will not, and will not permit any of its controlled Affiliates to, directly or indirectly, anywhere in the world, (i) compete with the GELcore Business (as defined herein), or (ii) engage on its own behalf in the business of, or own, have an ownership interest in, manage, operate, join or control, finance, invest in, support, or participate in, alone or with any Person, the ownership, management, operation or control of any business, firm, corporation or other Person which engages in the business of designing, developing, sourcing, manufacturing or having manufactured or assembling LED Products for marketing, distribution or sale in the Visible LED Field or in the Illumination Field (the "GELcore Business"). Notwithstanding the foregoing, this Section 5.5 shall not apply to (x) the beneficial ownership (as such term is defined in Rule 13d-3 of the Exchange Act) of securities by Seller or any of its Affiliates of a publicly-held corporation which shall constitute in the aggregate five percent (5%) or less of the total number of such securities outstanding on a fully diluted basis; (y) the business of designing, developing, sourcing, manufacturing or having manufactured products containing one or more LEDs for marketing or sale in the data communication, telecommunication, storage, FTTX or CATV markets for applications in which the products will be used for transmitting video, voice or data through a fiber optic cable or other signal transmitting media or (z) the acquisition, directly or indirectly, by Seller of any business, firm, corporation or other Person that engages in the GELcore Business (an "Acquired Business") so long as, (i) during its two fiscal years and any stub period preceding the date of such acquisition, the Acquired Business derived less than ten percent (10%) of its revenue from the GELcore Business and (ii) Seller makes commercially reasonable efforts to divest any such competing portion of the Acquired Business as soon as reasonably practicable, but in any event divest within one year from the date of such acquisition or, with respect to any agreement providing for such a divestiture entered into within such one year period, such longer period of time as may be reasonably necessary to obtain any required consent or approval of, or to effect any required registration with, any Governmental or Regulatory Authority or to otherwise comply with applicable Laws.

(b)  If at the time of enforcement of this Section 5.5, a court shall hold that the duration, scope or area restrictions stated herein are unenforceable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by Law.

(c)  Seller agrees that Purchaser would suffer irreparable harm from a breach by Seller of any of the covenants or agreements contained in this Section 5.5. In the event of an alleged or threatened breach by Seller of any of the provisions of this Section 5.5, Purchaser (or its successors or permitted assigns) may, in addition to all other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance hereof without the need to post a bond or other security.

(d)  This covenant shall survive the Closing and continue in effect for the period of time provided in this Section 5.5.

(e)  Notwithstanding anything herein to the contrary, Seller's obligations under Section 5.5 shall terminate upon consummation of (i) a transfer, directly or indirectly, whether by merger, consolidation or otherwise to a Person or group of affiliated Persons of the securities of Seller if, after the consummation of such transaction, such Person or group would beneficially own more than 50% of the outstanding voting stock of Seller; or (ii) a sale of all or substantially all of Seller's assets (any transfer or sale under (i) or (ii) above hereinafter referred to as a “Transfer”). However, if a Transfer is to a Person that engages in the GELcore Business (the “Transferee”), Seller agrees that, as a condition to such Transfer, the Transferee shall covenant and agree that for the remainder of the non-compete period specified in Section 5.5(a) it will not in any manner whatsoever use any asset of Seller, including without limitation the Emcore Intellectual Property or any other intellectual property that Seller at the time of Transfer owns or has a right to use, in the GELcore Business.

Section 5.6  Tax Matters.

(a) The following provisions shall govern the allocation of responsibility among Purchaser and Seller for certain Tax matters following the Closing Date:

(i)  Purchaser shall cause the Company to prepare or cause to be prepared and file or cause to be filed any Tax Returns for Tax periods which begin before the Closing Date and end after the Closing Date. To the extent permitted by applicable Law, Seller shall include any income, gain, loss, deduction or other tax items for such periods on its Tax Returns in a manner consistent with the Schedules K-1 prepared for the Company for such periods. For income tax purposes, the amount of Seller's share of income, gain, loss, deduction, or other tax items for any period ending on the Closing Date with respect to Seller shall be determined to the extent permitted by applicable Law by a closing of the Company's books at the close of business on the Closing Date.

(ii)  Seller and Purchaser shall, and Purchaser shall cause the Company to, cooperate fully, as reasonably requested, in connection with the preparation and filing of Tax Returns pursuant to this Section 5.5.

(iii)  Each of Purchaser and Seller shall cooperate in causing to be filed all necessary Tax Returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration and similar Taxes arising from or relating to the transactions contemplated by this Agreement imposed by the United States, the State of New York or any other taxing jurisdiction on Seller or Purchaser. Seller and Purchaser shall each pay any such transfer, documentary, sales, use, stamp, registration, and similar Taxes as may be imposed on Seller or Purchaser, respectively. If required by applicable Law, Purchaser shall cause the Company to join with Seller or Purchaser, as the case may be, in the execution of any such Tax Returns and other documentation.

Section 5.7  Intellectual Property. Seller and Purchaser agree that Seller and the Company are hereby relieved of their respective rights and obligations under the Intellectual Property License Agreement (including, without limitation, the obligation to disclose, license or assign to the Company any Emcore Intellectual Property developed after the date of this Agreement or the obligation to disclose, license or assign to the Seller any GELcore Intellectual Property developed after the date of this Agreement) other than those obligations under Article 3 of the Intellectual Property License Agreement expressly stated to survive the termination or other expiration of the Intellectual Property License Agreement.

Section 5.8  Company-Owned Equipment. The Company-Owned Equipment shall be packed and shipped to the Company in accordance with the provisions and process set forth in Schedule 5.8 attached hereto.

Section 5.9  Transition Services. Seller shall, through September 15, 2006, continue to provide “laser lift-off” and new product introduction support services to the Company (“Services”) in the same manner and on the same basis as it had provided during the one-year period prior to the date of Closing. The Company shall reimburse Seller for its costs and expenses in providing such services on the same basis as it had during the one year period prior to the date of Closing. Seller agrees that Purchaser is free to hire any of Seller’s employees who provided Services, provided that Purchaser identifies such employees prior to Closing. Seller agrees that neither Purchaser nor Company will have any responsibility to Seller or Seller’s employees relating to discontinuance of Services.

Section 5.10  Retention of and Access to Records. After the Closing Date, Seller shall retain for a period consistent with Seller's record retention policies and practices, but for no less than three years, its records related to the Seller Membership Interest and related ownership of the Company. Seller also shall provide Purchaser and its Representatives reasonable access thereto, during normal business hours and on at least five (5) Business Days' prior written notice, for any reasonable business purpose specified by Purchaser in such notice.

Section 5.11  Further Assurances. Seller and Purchaser shall cooperate reasonably with each other and with their respective Representatives in connection with any actions required to be taken as part of their respective obligations under this Agreement and shall (a) furnish upon request to each other such further information, (b) execute and deliver to each other such other documents and (c) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.

Section 5.12  Waiver of Restrictions. Purchaser and Seller hereby waive the provisions of Section 8.02 of the Transaction Agreement and Section 4.4 of the LLC Agreement to the extent that such provisions would prohibit or be inconsistent with the transactions contemplated by this Agreement.

ARTICLE VI

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

Section 6.1  Survival of Representations.

(a)  The respective representations and warranties of Seller and Purchaser contained in Articles III and IV, respectively, of this Agreement shall survive for a period of twelve (12) months following the Closing Date, except the representations and warranties contained in Section 3.3 (Ownership and Title of Seller Membership Interest), which shall survive indefinitely, and Section 3.6 (Intellectual Property) which shall survive for a period of three (3) years following the Closing Date. The covenants and agreements of Seller and Purchaser in this Agreement required to be performed following the Closing shall survive the Closing and shall be fully effective and enforceable for the periods therein indicated.

(b)  Seller's and Purchaser's indemnification obligations pursuant to Sections 6.2 and 6.3 shall survive the consummation of the transactions contemplated by this Agreement for the time periods set forth in Section 6.1(a), except for (i) claims for indemnification asserted prior to the end of such periods, which claims shall survive until final resolution thereof, or (ii) claims for indemnification that relate to Damages as a result of, in connection with or arising out of fraud, which claims shall not be limited by the time periods set forth in Section 6.1(a) or the dollar amounts set forth in Section 6.2.

(c)  No Purchaser Indemnitee or Seller Indemnitee (each as defined below) shall be entitled to indemnification under this Article VI for any inaccuracy in, or any breach of, any representation or warranty hereunder that the party seeking indemnification had actual Knowledge of on the date hereof.

Section 6.2  Seller Indemnification.

(a)  Subject to the limitations and conditions set forth in this Article VI, Seller agrees to indemnify, hold harmless, reimburse and defend Purchaser, and its Affiliates, directors, officers and employees and their respective successors and permitted assigns (each a "Purchaser Indemnitee"), from and against any damages, losses, liabilities, obligations, claims and expenses (including, without limitation, reasonable attorneys' fees and expenses), whether or not involving a third-party claim (collectively, "Damages") suffered, incurred or paid as a result of, in connection with or arising out of either (i) the failure of any representation or warranty made by Seller contained in Article III (subject to the Seller Disclosure Schedule related thereto) of this Agreement to be true and correct as of the date of this Agreement or (ii) any breach or failure by Seller to perform or comply with any of its covenants, agreements or other obligations contained herein.

(b)  With respect to the representations and warranties of Seller set forth in Article III of this Agreement (excluding Section 3.3), Seller shall have no obligation to make any indemnification payments (x) until the total amount of all Losses suffered or incurred by the Purchaser Indemnitees exceeds $250,000, it being understood that Seller shall only be obligated to indemnify Losses to the extent that such Losses exceed $250,000, and (y) if and to the extent any such payment, when aggregated with all other indemnification payments by Seller in connection with any breach of such representations and warranties made by Seller would exceed, in aggregate, $10,000,000.

(c)  In no event shall Seller be obligated to make aggregate indemnification payments under this Article VI in excess of the Purchase Price.

Section 6.3  Purchaser Indemnification.

(a)  Subject to the limitations and conditions set forth in this Article VI, Purchaser agrees to indemnify, hold harmless, reimburse and defend Seller, and its Affiliates, directors, officers and employees and their respective successors and permitted assigns (each a "Seller Indemnitee"), from and against any Damages suffered, incurred or paid, directly or indirectly, as a result of, in connection with or arising out of (i) the failure of any representation or warranty made by Purchaser contained in Article IV of this Agreement to be true and correct as of the date of this Agreement, and (ii) any breach or failure by Purchaser to perform or comply with any of its covenants, agreements or other obligations contained herein.

(b)  With respect to the representations and warranties of Purchaser set forth in Article IV of this Agreement, Purchaser shall have no obligation to make any indemnification payments (x) until the total amount of all Losses suffered or incurred by the Seller Indemnitees exceeds $250,000, it being understood that Purchaser shall only be obligated to indemnify Losses to the extent that such Losses exceed $250,000, and (y) if and to the extent any such payment, when aggregated with all other indemnification payments by Purchaser in connection with any breach of such representations and warranties made by Purchaser would exceed, in aggregate, $10,000,000.

(c)  In no event shall Purchaser be obligated to make aggregate indemnification payments under this Article VI in excess of the Purchase Price.

Section 6.4  Exclusive Remedy

. Other than for claims relating to Section 5.4, for which specific performance is a permitted remedy, any claim or cause of action (whether such claim sounds in tort, contract or otherwise and including statutory rights and remedies) based upon, relating to or arising out of this Agreement or the transactions contemplated hereby must be brought be either party in accordance with the provisions and applicable limitations of this Article VI, which, in the absence of fraud, shall constitute the sole and exclusive remedy of all Parties and their Affiliates, successors and assigns for any such claim or cause of action.

Section 6.5  Limitation on Losses.

(a)  Notwithstanding anything to the contrary in this Agreement, neither Party shall have an obligation to indemnify any Purchaser Indemnitee or Seller Indemnitee, as the case may be, for incidental, consequential, exemplary, special or punitive damages.

(b)  The amount of Losses payable by Seller or Purchaser under this Article VI shall be reduced by (i) any insurance proceeds (net of expenses of collection) received by the Purchaser Indemnitee or Seller Indemnitee, as the case may be, with respect to the claim for which indemnification is sought; (ii) any amounts recovered by the Purchaser Indemnitee or Seller Indemnitee, as the case may be, from third parties under Contracts providing for indemnification; and (iii) the amount of any Tax benefits realized by the Purchaser Indemnitee or Seller Indemnitee, as the case may be, from the payment of such indemnified amount. With respect to any claim for indemnification under this Section 6.5 (b) (i), the Purchaser Indemnitee or Seller Indemnitee, as the case may be, shall exercise commercially reasonable efforts to collect insurance proceeds.

(c)  If either Party makes any payment under this Article VI in respect of any Losses, such indemnifying Party shall be subrogated, to the extent of such payment, to the rights of the indemnified Party against any third party, including, to the extent permitted by the relevant party, the indemnified Party's insurer.

Section 6.6  Third Party Claims

. If a claim by a third party is made against any Person entitled to indemnification pursuant to Section 6.2 hereof (an "Indemnified Party"), and if such party intends to seek indemnity with respect thereto under this Article VI, such Indemnified Party shall promptly provide written notice (which notice shall specify the nature and amount of, and parties to, the claim in reasonable detail) to the party obligated to indemnify such Indemnified Party (the "Indemnifying Party") of such claims; provided, that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby. The Indemnifying Party shall have thirty (30) days after receipt of such notice to assume the defense of such claim or any litigation resulting therefrom at the expense of the Indemnifying Party through counsel of its choice reasonably acceptable to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party under this Article VI for any fees of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; provided, that if, under applicable standards of professional conduct, a conflict with respect to any significant issue exists between any Indemnifying Party and any Indemnified Party in respect of such claim or litigation, the Indemnifying Party shall pay the reasonable fees and expenses of one additional counsel to resolve such conflict or to represent such Indemnified Party with respect to such claim or litigation; provided further, that the Indemnifying Party shall be entitled to assume the defense of such action only if the Indemnifying Party acknowledges its indemnity obligation with respect to such action in accordance with, and subject to the limitations set forth in, this Article VI. If the Indemnifying Party assumes the defense of such claim or litigation, the Indemnified Party shall be entitled to participate in the defense, at its own expense, through counsel chosen by the Indemnified Party (subject at all times to the right of the Indemnifying Party's counsel to control and direct the defense of the action). If the Indemnifying Party assumes the defense of such claim or litigation, the Indemnifying Party shall be entitled to settle any claim or litigation resulting therefrom without consent of the Indemnified Party unless (i) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation involving the Indemnified Party, or (ii) the claim seeks an injunction or equitable relief against the Indemnified Party. The Indemnified Party shall not pay or settle any such claim without the prior written consent of the Indemnifying Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnifying Party for such claim unless the Indemnifying Party shall have consented in writing prior to such payment or settlement. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnifying Party shall not, except with the consent of the Indemnified Party, enter into any settlement that is not entirely indemnifiable by the Indemnifying Party pursuant to this Article VI and does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties of an unconditional release from all liability with respect to such claim or consent to entry of any judgment. The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any claim, including making available records relating to such claim and furnishing, without expense to the Indemnifying Party and/or its counsel, such employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as witnesses in any proceeding relating to such claim.

ARTICLE VII

MISCELLANEOUS

Section 7.1  Expenses

. The Parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including the fees and expenses of their respective counsel and financial advisers.

Section 7.2  Governing Law

. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the Laws of the State of New York applicable to agreements executed and to be performed solely within such State, including Section 5-1401 of the New York General Obligations Law.

Section 7.3  Jurisdiction; Agents for Service of Process

. Any judicial proceeding brought against any of the Parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of the State of New York, or in the United States District Court for the Southern District of New York, and, by execution and delivery of this Agreement, each of the Parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Seller shall appoint its General Counsel and Purchaser its General Counsel of GE Consumer & Industrial as agent to receive on its respective behalf service of process in any proceeding in any such court in the State of New York. The foregoing consents to jurisdiction and appointments of agents to receive service of process shall not constitute general consents to service of process in the State of New York for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective Parties to this Agreement. Each of Seller and Purchaser agree that service of any process, summons, notice or document by U.S. registered mail to such Party's address set forth below shall be effective service of process for any action, suit or proceeding in New York with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 7.3.

Section 7.4  Table of Contents; Captions

. The table of contents and the Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 7.5  Notices

. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given (i) five (5) Business Days following deposit in the mails if sent by registered or certified mail, postage prepaid, (ii) when sent, if sent by facsimile transmission, if receipt thereof is confirmed by telephone, (iii) when delivered, if delivered personally to the intended recipient and (iv) two (2) Business Days following deposit with a nationally recognized overnight courier service, in each case addressed as follows:

if to Seller, to

EMCORE Corporation

145 Belmont Drive

Somerset, New Jersey 08873

Telephone: (732) 302-4077

Facsimile: (732) 302-9783

Attn: Howard W. Brodie, Esq.

with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1100

Palo Alto, California 94301

Telephone: (650) 470-4630

Facsimile: (650) 470-4570

Attn: Marc R. Packer, Esq.

and

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Telephone: (212) 735-3000

Facsimile: (212) 735-2000

Attn: Thomas H. Kennedy, Esq.

and if to Purchaser, to

General Electric Company
GE Consumer & Industrial
1975 Noble Road
Nela Park, Maildrop 310 D
Cleveland, Ohio 44112-6300
Telephone: (216) 266-5543
Facsimile: (216) 266-2410
Attn: Michael B. Petras, Jr.

with a copy to:

General Electric Company
GE Consumer & Industrial
Appliance Park, AP2-225
Louisville, KY 40225, USA
Telephone: (502) 452 7277
Facsimile: (502) 452 0347
Attn: Robert A. Hughes, Esq.

or such other address or number as shall be furnished in writing by any such Party.

Section 7.6  Assignment; Parties in Interest

(a)  . This Agreement may not be transferred, assigned, pledged or hypothecated by any Party hereto without the express written consent of the other Party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

Section 7.7  Counterparts

. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument. The facsimile transmission or retransmission of any original signed counterpart to this Agreement or any document or agreement contemplated hereby (including any amendment hereto or thereto) shall be deemed to be delivery of an original counterpart thereof for all purposes.

Section 7.8  Entire Agreement

. This Agreement relates solely to the purchase and sale of Seller’s Membership Interest in the Company. This Agreement does not modify, amend or terminate any provisions in any of the Transaction Documents relating to the express rights and obligations of the Parties following Seller’s sale of the Seller Membership Interest to Purchaser (including, without limitation, Section 10.5 of the Transaction Agreement except that, to the extent of any inconsistency between the second sentence of Section 10.5(a) of the Transaction Agreement and Section 5.5 of this Agreement, Section 5.5 of this Agreement shall be controlling). For the avoidance of doubt, the provisions of Section 10.02 of the Transaction Agreement do not apply and, further, Seller, Purchaser and the Company agree that, other than as may be provided in this Agreement, there shall be no post-Closing adjustments in the Purchase Price or any payment by Purchaser to Seller related to Purchaser’s purchase of the Seller Membership Interest. In the event of a conflict between the terms and conditions of any of the Transaction Documents and this Agreement, the terms and conditions in this Agreement shall be controlling.

Section 7.9  Amendments

. This Agreement may not be changed, and any of the terms, covenants, representations, warranties and conditions cannot be waived, except pursuant to an instrument in writing signed by Purchaser and Seller or, in the case of a waiver, by the Party waiving compliance.

Section 7.10  Severability

. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 7.11  Third Party Beneficiaries

. Each Party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties hereto.

Section 7.12  Waiver of Jury Trial

. Each of Purchaser and Seller hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation as between the Parties directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto. Each of Purchaser and Seller (a) certifies that no Representative, agent or attorney of the other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Party have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 7.12.

Section 7.13  Interpretation

. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

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IN WITNESS WHEREOF, each of Purchaser and Seller has caused its corporate name to be hereunto subscribed by its officer thereunto duly authorized all as of the day and year first above written.

EMCORE Corporation

By: /s/ Howard W. Brodie
Name: Howard W. Brodie
Title: Executive Vice President

General Electric Company

By: /s/ Michael Petras
Name: Michael Petras
Title: Vice President-Lighting & Electrical Distribution

Signature Page to Membership Interest Purchase Agreement